Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2008 and amends and restates the Employment Agreement (the “Original Employment Agreement”) originally made and entered into December 3, 2003 (the “Effective Date”), by and among SPRINT CORPORATION, renamed SPRINT NEXTEL CORPORATION, a Kansas corporation (“Sprint”), SPRINT/UNITED MANAGEMENT COMPANY, a Kansas corporation and subsidiary of Sprint (“SUMC”) (Sprint, SUMC and the subsidiaries of Sprint are collectively referred to herein as the “Company”), and KATHRYN A. WALKER (“Executive”).

Recitals

1.	Because the Company is mindful of Executive’s substantial contributions to the Company and of her attractiveness in the competitive marketplace, both within and outside of the telecommunications industry, it desires to insure her continued employment with the Company, it desires to encourage her to maintain and increase her ownership of Company stock, and it desires to provide her appropriate compensation arrangements that continue to motivate her to focus on and increase shareholder value.

2.	Executive has been, and now is, serving as Chief Information and Network Officer.

3.	The Company desires to continue to secure the continued long-term employment of Executive.

4.	Executive and the Company entered into a Special Compensation and Non-Compete Agreement, dated February 8, 1999 (the “Severance Agreement”).

5.	Executive and the Company desire to amend and restate the Original Employment Agreement as provided herein.

6.	Certain capitalized terms used herein are defined parenthetically throughout this Agreement or defined in Section 6 of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, the parties hereby amend and restate the Original Employment Agreement as follows:

1.	Employment and Termination

1.01.	Conditions of Employment

Subject to the terms of this Agreement, the Company hereby agrees to continue to employ Executive as Chief Information and Network Officer, with such authority, power, responsibilities, and duties customarily exercised by a person holding such position in a company of the size and nature of the Company.

1.02.	Performance of Duties

Executive shall, during her employment with the Company, owe an undivided duty of loyalty to the Company and agrees to use her best efforts to promote and develop the business of the Company. Executive agrees that, during her employment with the Company, she must devote her full business time, energies, and talents to serving as a senior executive officer of the Company and that she shall perform her duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing, Executive may, subject in all cases to the Company’s Principles of Business Conduct (or any successor code of conduct) (i) serve as a director, trustee, or officer or otherwise participate in not-for-profit educational, welfare, social, religious, and civic organizations; (ii) serve as a director of any for-profit business listed on Exhibit A hereto or, with the prior consent of the Board, serve as a director of any for-profit business that is not a Competitor; and (iii) acquire passive investment interests in one or more entities, to the extent that the other activities do not inhibit or interfere with the performance of Executive’s duties under this Agreement, or to the knowledge of Executive conflict in any material way with the business or policies of the Company.

1.03.	Term of Employment

The term of Executive’s employment under this Agreement (the “Employment Term”) began on the Effective Date and ends on Executive’s 65th birthday (the “End Date”). This Agreement sets forth certain terms of Executive’s employment during the Employment Term, the consequences of any termination of employment during the Employment Term, and the terms of certain restrictive covenants by Executive during and after the Employment Term. The Company and Executive agree that the employment relationship is at will, and either party may terminate the employment relationship for any reason in accordance with the procedures and with the consequences set forth in this Agreement.

1.04.	Procedures for Termination

(a)	General Procedures

Except as set forth below, any purported termination of this Agreement or of Executive’s employment by the Company or by Executive during the Employment Term, other than by Executive’s death, shall be communicated by a written notice of termination to the other party hereto delivered in accordance with Section 14 below indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Any such termination will be effective on the Termination Date.

(b)	Cause Termination

The Company may not terminate Executive’s employment for Cause during the Employment Term until it delivers to Executive a written notice stating that Executive is guilty of conduct constituting Cause by reference to one or more clauses of Section 6.06 and specifying the particulars thereof in reasonable detail.

(c)	CIC Good Reason Termination

Executive may terminate her employment for CIC Good Reason during the Employment Term only within the CIC Protected Period following written notice and an opportunity for the Company to cure; provided, however, that Executive may not give notice of termination for CIC Good Reason during any Period in which Executive is unable to substantially perform her duties with the Company due to physical or mental illness. In order to effect a termination for CIC Good Reason, Executive must, within 60 days following the event or circumstance giving rise to Executive’s claim, deliver a written notice to the Company that sets forth the specific event or circumstance giving rise to CIC Good Reason by reference to one or more clauses of the definition of CIC Good Reason set forth in Section 6.09 of this Agreement. If, within 30 days following notice from Executive, the Company corrects, in all material respects, the events or circumstances giving rise to Executive’s claim for CIC Good Reason, Executive shall not be entitled to terminate her employment for CIC Good Reason by reason of such event or circumstance.

(d)	Non-CIC Good Reason Termination

Executive may terminate her employment for Non-CIC Good Reason any time during the Employment Term following written notice and an opportunity for the Company to cure. In order to effect a termination for Non-CIC Good Reason, Executive must deliver a written notice to the Company within 60 days following the event or circumstance giving rise to Executive’s claim of Non-CIC Good Reason. The notice must set forth the specific event or circumstance giving rise to Non-CIC Good Reason by reference to one or more clauses of the definition of Non-CIC Good Reason set forth in Section 6.24 of this Agreement. If, within 30 days following notice from Executive, the Company corrects, in all material respects, the events or circumstances giving rise to Executive’s claim for Non-CIC Good Reason, Executive shall not be entitled to terminate her employment for Non-CIC Good Reason by reason of such event or circumstance.

(e)	Payment of Compensation Earned Through Termination Date

Upon a termination of Executive’s employment hereunder for any reason, Executive or, in the event of her death, Executive’s estate, in addition to any other payments or benefits to which Executive may be entitled hereunder, is entitled to

(i)	Executive’s Base Salary prorated through the date of Separation from Service,

(ii)	any payment under the Incentive Plan for Performance Periods ending before the date of Separation from Service, unless eliminated or reduced, and then only to the extent that such payments are eliminated or reduced, for all Senior Officers continuing employment with the Company, and

(iii)	any vacation pay for vacation accrued by Executive in the calendar year of termination but not taken by the Separation from Service date.

Except as otherwise provided herein, the Company must pay any other employee benefits to which Executive is entitled by reason of her employment to Executive or her estate at the time or times required by the terms of the applicable Company plan or policy.

(f)	Effect of Termination on Other Positions

If, on the Termination Date, Executive (i) is a member of the Board or any board of directors of one of Sprint’s subsidiaries, (ii) serves on the board of directors of any other corporation by nomination, appointment, or designation by Sprint or any of its subsidiaries, or (iii) holds any other position with Sprint or any of its subsidiaries, Executive shall, unless otherwise agreed to by the Company, be deemed to have resigned from all such positions as of the Termination Date. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignations.

(g)	Condition to Certain Payments

Payments under Section 4 are conditioned on Executive’s compliance with the requirements of Section 4.03(b).

(h)	Exit Interview

At the Company’s request, Executive shall participate in an exit interview prior to Executive’s last day worked as an employee of the Company to provide for the orderly transition of her duties, to arrange for the return of the Company’s property, to discuss her intended new employment, and to discuss and complete such other matters as may be necessary to ensure full compliance with this Agreement.

2.	Compensation

Subject to the terms of this Agreement, during the Employment Term, while Executive is employed by the Company, the Company will compensate her for her services as follows:

2.01.	Base Salary

Executive shall receive an annual base salary in an amount not less than her annual salary on the Effective Date, payable in monthly or more frequent installments in accordance with the Company’s payroll policies and practices (such annual base salary as adjusted pursuant to this Section 2.01 shall hereinafter be referred to as the “Base Salary”). Executive’s Base Salary shall be reviewed, and may be increased but not decreased below the rate in effect on the Effective Date (other than across-the-board reductions similarly affecting all Senior Officers), by the Board in a manner that is fair and pursuant to its normal performance review policies for Senior Officers.

2.02.	Incentive Payments

Executive will continue to participate in the Incentive Plan, subject to its terms and conditions as they may from time to time be established, amended, interpreted, or terminated in accordance with the Company’s plans or policies governing such benefits to the Company’s Senior Officers generally. Executive’s Targeted Compensation under the Incentive Plan shall be reviewed, and may be increased but not decreased below her Targeted Compensation in effect in 2003 (other than across-the-board reductions similarly affecting all Senior Officers), by the Board in a manner that is fair and pursuant to its normal performance review policies for Senior Officers.

2.03.	Employee Benefits

The Company will provide Executive with the employee benefits (including, without limitation, life, disability, medical and dental insurance coverage, participation in the Company’s Deferred Compensation Plan, Savings Plan, and the Pension Plan, and other benefits generally provided to Senior Officers) that are no less favorable in the aggregate to Executive than those provided to her as of the Effective Date, subject to amendment, modification, interpretation by the Company, or termination in accordance with the Company’s plans or policies governing such benefits to Senior Officers generally.

2.04.	Expense Reimbursement

The Company will reimburse Executive for reasonable out-of-pocket expenses incurred and accounted for in accordance with the policies and procedures of the Company for Senior Officers generally, as they may from time to time be established, interpreted, amended, or terminated.

3.	Executive Covenants

3.01.	Principles of Business Conduct

Executive shall adhere in all respects to the Company’s Principles of Business Conduct (or any successor code of conduct) as they may from time to time be established, interpreted, amended, or terminated.

3.02.	Proprietary Information

Executive acknowledges that during the course of her employment she has learned or will learn or develop Proprietary Information. Executive further acknowledges that unauthorized disclosure or use of such Proprietary Information, other than in discharge of Executive’s duties, will cause the Company irreparable harm. Except in the course of her employment with the Company under this Agreement, in the pursuit of the business of the Company, or as otherwise required in employment with the Company, Executive shall not, during the course of her employment or at any time following termination of her employment, directly or indirectly, disclose, publish, communicate, or use on her behalf or another’s behalf, any Proprietary Information. If during or after her employment Executive has any questions about whether particular information is Proprietary Information she shall consult with the Company’s Corporate Secretary or other representative designated by the Company.

Executive also agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by her that result from or are suggested by services performed by her for the Company under this Agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Executive to the Company shall be deemed to have been disclosed without obligation on the part of the

Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Executive beyond that specifically provided in this Agreement.

3.03.	Non-Competition

During Executive’s employment with the Company and during the Non-Compete Period, Executive shall not engage in Competitive Employment, whether paid or unpaid and whether as a consultant, employee, or otherwise. This provision shall not apply if, within one year following a Change in Control:

(i)	the Company terminates Executive’s employment with the Company for any reason other than for Cause or Total Disability; or

(ii)	Executive terminates her employment with the Company for CIC-Good Reason.

If Executive ceases to be employed by the Company because of the sale, spin-off, divestiture, or other disposition by the Company of a subsidiary, division, or other divested unit employing Executive, this provision shall continue to apply during the Non-Compete Period, except that Executive’s continued employment for the subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision.

Executive agrees that because of the worldwide nature of the Company’s business, breach of this Agreement by accepting Competitive Employment would irreparably injure the Company and that, therefore, a limited geographic restriction is neither feasible nor appropriate to protect the Company’s interests.

3.04.	Inducement of Employees, Customers and Others

During Executive’s employment with the Company and during the Non-Compete Period, Executive shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, or customer of the Company, or vendor or other parties doing business with the Company, to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

3.05.	No Adverse Actions

During the Non-Compete Period, Executive shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control, or (b) seek to control in any material manner the Board.

3.06.	Return of Property

Executive shall, upon her Termination Date, return to the Company all property of the Company in her possession, including all notes, reports, sketches, plans, published memoranda, or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by Executive during her employment, concerning or related to the Company’s business, whether containing or relating to Proprietary Information or not. Executive shall not remove, by e-mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company’s premises without the Company’s written consent.

3.07.	Mutual Non-disparagement

Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company agrees to use reasonable efforts to prevent its directors and officers from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of, Executive.

3.08.	Assistance with Claims

Executive agrees that, consistent with Executive’s business and personal affairs, during and after her employment by the Company, she will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s services provided under this Agreement.

Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.

Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee (equal to 1/250th of her Base Salary rate at her Termination Date) for Executive’s services within 30 days of such services.

3.09.	Key Man Life Insurance

The Company may, at its discretion, purchase for its own benefit and at its own expense, key man life insurance on the life of Executive. Neither Executive nor Executive’s spouse or dependents shall have any right, title, or interest in or to such insurance or the proceeds thereof. Executive agrees to cooperate with the life insurance company and the Company in the insurance underwriting process, including submitting to a physical examination and other tests necessary to secure coverage, and signing all appropriate applications and written forms as may be required by the insurance company.

4.	Payments On Certain Terminations

4.01.	Payments on Certain Terminations Not in Connection with Change in Control

If, during the Employment Term but not within a CIC Protected Period, (a) the Company terminates Executive’s employment with the Company for any reason other than (x) Cause or (y) Executive’s Total Disability or (b) Executive terminates her employment with the Company for Non-CIC Good Reason and, in either event such termination constitutes a Separation from Service, then Executive shall, subject to Section 2.05 and the other applicable provisions of this Section 4, be entitled to the following payments and benefits (the “Non-CIC Benefits”) in lieu of any other payments or benefits available under Section 4.02 below:

(i)

The Company will pay Executive her Base Salary, at the rate in effect prior to her termination of employment, in equal bi-weekly installments on the regular payroll dates under the Company’s payroll practices applicable to Executive on the date of this Agreement for the Non-CIC Severance Period, except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year of Executive’s Separation from Service, such installments that are otherwise payable in the year of the Executive’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year or (B) if Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the end of the six continuous month period following the date of Executive’s Separation from Service, in which case, Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during such period on the first day of the seventh month following the date of Executive’s Separation from Service;

(ii)	The Company will pay Executive, at the time and in the amounts set forth immediately below, Executive’s (x) bonus amount earned under the Incentive Plan for that portion of the Termination Performance Period ending on Executive’s date of Separation from Service and (y) the bonus amount under the Incentive Plan for the Non-CIC Severance Period. Such amounts shall be calculated and paid as follows:

(A)	For the Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, an amount equal to the Non-CIC Termination Period Incentive Payout.

(B)	For the Post I Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, an amount equal to the Capped Incentive Payout for such Performance Period or, alternatively, in the event that the Non-CIC Severance Period ends within such Performance Period, the Capped Incentive Payout for such Performance Period prorated through the month in which the Non-CIC Severance Period ends.

(C)	In the event that the Non-CIC Severance Period ends in the Post II Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, the Capped Incentive Payout for such Performance Period prorated through the month in which the Non-CIC Severance Period ends.

For purposes of Sections 4.01(ii) (B) and (C), in determining whether to count the month in which the Non-CIC Severance Period ends, if the end of the Non-CIC Severance Period falls on a date on or before the 15th of a month, such month shall not be counted but, if the end of the Non-CIC Severance Period falls on a date after the 15th of a month, such month shall be counted.

This Section 4.01(ii) assumes that Performance Periods under the Incentive Plan are 12 months in length. To the extent that Performance Periods are greater or lesser than 12 months, the above payout schedule shall be appropriately adjusted by the Company, either by increasing or decreasing the number of Performance Periods in which severance payouts shall be made, such that (i) the final payment made to Executive under this Section 4.01(ii) shall be made at the time payouts are made for the Performance Period in which the Non-CIC Severance Period ends, and (ii) Executive shall receive no less than nor no greater than the amount, using concepts and formulas consistent with those provided in this Section 4.01(ii), that would have accrued and been payable to Executive under the Incentive Plan for the Non-CIC Severance Period had the Performance Periods remained 12 months in length.

Notwithstanding anything in this Section 4.01(ii) to the contrary, each such payment shall be payable in accordance with the provisions of the Incentive Plan in the calendar year in which the Non-CIC Termination Period Incentive Payout or Capped Incentive Payout, as applicable, is determined, and in all events, not later than December 31st of the year in which each such payout is determined.

(iii)	During the Non-CIC Severance Period, the Company will provide any employee benefit (including, but not limited to, executive medical, dental and life coverage, qualified or nonqualified retirement benefits, and other benefits generally provided to Senior Officers other than country club membership dues and accrual of vacation) that Executive was receiving or was entitled to receive as of the date of Separation from Service, except that long term-disability and short-term disability benefits shall cease on Executive’s date of Separation from Service, but if Executive becomes employed full-time during the Non-CIC Severance Period, Executive’s entitlement to continued participation in any medical, dental or other group health plan sponsored by the Company shall immediately cease, except that Executive shall retain any rights to continue coverage under the COBRA continuation provisions of such Company’s group health care plans by paying the applicable premium therefor.

(iv)	During the Non-CIC Severance Period, the Company will pay for outplacement counseling by a firm selected by the Company to continue until the earlier of such time as Executive becomes re-employed or the end of the Non-CIC Severance Period; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(v)	The end of the Non-CIC Severance Period will be treated as Executive’s termination date for purposes of the Company’s stock option and restricted stock programs.

In all events, Executive’s right to receive the Non-CIC Benefits shall cease immediately if Executive is re-employed by the Company or an affiliate of the Company or if Executive breaches the Restrictive Covenants. In all cases, the Company’s rights under Section 5 shall continue.

4.02.	Payments on Certain Terminations in Connection with a Change in Control

If, during the Employment Term and within a CIC Protected Period, (a) the Company terminates Executive’s employment with the Company for any reason other than (x) Cause or (y) Executive’s Total Disability, or (b) Executive terminates her employment with the Company for CIC Good Reason and in either event, such termination constitutes a Separation from Service, then Executive shall, subject to Section 2.05 and the other applicable provisions of this Section 4, be entitled to the following payments and benefits (the “CIC Benefits”) in lieu of any other payments or benefits available under Section 4.01 above:

(i)

In lieu of any further salary payments to Executive for periods after the Separation from Service date, the Company will pay Executive her Base Salary, at the rate in effect prior to her termination of employment, in equal bi-weekly installments on the regular payroll dates under the Company’s payroll practices applicable to Executive on the date of this Agreement for the CIC Severance Period, except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year of Executive’s Separation from Service, such installments that are otherwise payable in the year of the Executive’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year or (B) if Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the end of the six continuous month period following the date of Executive’s Separation from Service, in which case, Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during such period on the first day of the seventh month following the date of Executive’s Separation from Service;

provided, however, to the extent that Executive terminates her employment because of CIC Good Reason and a reduction in Executive’s Base Salary has occurred which constitutes CIC Good Reason under Section 6.09(ii) of this Agreement, Executive’s Base Salary for the purpose of this Section 4.02(i) shall be Executive’s Base Salary immediately prior to such Base Salary reduction.

(ii)	In lieu of any payments under, and notwithstanding any provisions of the Incentive Plan, the Company will pay Executive, at the time and in the amounts set forth immediately below, Executive’s (x) bonus amount earned under the Incentive Plan for that portion of the Termination Performance Period ending on Executive’s Separation from Service date and (y) a bonus amount equal to the amount Executive could have received under the Incentive Plan for the CIC Severance Period. Such amounts shall be calculated and paid as follows:

(A)	For the Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, an amount equal to the CIC Termination Period Incentive Payout.

(B)	For the Post I Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, an amount equal to Executive’s Final Targeted Compensation or, alternatively, in the event that the CIC Severance Period ends within such Performance Period, Executive’s Final Targeted Compensation prorated through the month in which the CIC Severance Period ends.

(C)	In the event that the CIC Severance Period ends during the Post II Termination Performance Period, the Company will pay Executive, at the time when payouts are made for that Performance Period, Executive’s Final Targeted Compensation prorated through the month in which the CIC Severance Period ends.

For purposes of Sections 4.02(ii) (B) and (C), in determining whether to count the month in which the CIC Severance Period ends, if the end of the CIC Severance Period falls on a date on or before the 15th of a month, such month shall not be counted but, if the end of the CIC Severance Period falls on a date after the 15th of a month, such month shall be counted.

Notwithstanding the above and for the purpose of determining the payout amounts under Sections 4.02(ii)(B) and (C), to the extent that Executive terminates her employment because of CIC Good Reason and a reduction in Executive’s Targeted Compensation has occurred which constitutes CIC Good Reason under Section 6.09(vi) of this Agreement, Executive’s Final Targeted Compensation for purposes of Sections 4.02(ii)(B) and (C) shall be Executive’s Targeted Compensation immediately prior to such Targeted Compensation reduction.

This Section 4.02(ii) assumes that Performance Periods under the Incentive Plan are 12 months in length. To the extent that Performance Periods are greater or lesser than 12 months, the above payout schedule shall be appropriately adjusted by the Company, either by increasing or decreasing the number of Performance Periods in which severance payouts shall be made, such that (i) the final payment made to Executive under this Section 4.02(ii) shall be made at the time payouts are made for the Performance Period in which the CIC Severance Period ends, and (ii) Executive shall receive no less than nor no greater than the amount, using concepts and formulas consistent with those provided in this Section 4.02(ii), that would have accrued and been payable to Executive under the Incentive Plan for the CIC Severance Period had the Performance Periods remained 12 months in length.

Notwithstanding anything in this Section 4.02(ii) to the contrary, each such payment shall be payable in accordance with the provisions of the Incentive Plan in the calendar year in which the CIC Termination Period Incentive Payout or Capped Incentive Payout, as applicable, is determined, and in all events, not later than December 31st of the year in which each such payout is determined.

(iii)	During the CIC Severance Period, the Company will, in such manner as is selected by the Company in its sole discretion, provide, arrange to provide, or reimburse Executive for any employee benefit (including, but not limited to, executive medical, dental and life coverage, qualified or nonqualified retirement benefits, and other benefits generally provided to Senior Officers other than country club membership dues and accrual of vacation) that Executive was receiving or was entitled to receive as of the date of Separation from Service, except that long-term disability and short-term disability benefits shall cease on Executive’s date of Separation from Service, but if Executive becomes employed full-time during the CIC Severance Period, Executive’s entitlement to continued participation in any medical, dental or other group health plan sponsored by the Company shall immediately cease, except that Executive shall retain any rights to continue coverage under the COBRA continuation provisions of the Company’s group health care plans by paying the applicable premium therefor.

(iv)	During the CIC Severance Period, the Company will pay for outplacement counseling by a firm selected by the Company to continue until the earlier of such time as Executive becomes re-employed or the end of the CIC Severance Period; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(v)	The end of the CIC Severance Period will be treated as Executive’s termination date for purposes of the Company’s stock option and restricted stock programs.

In all events, Executive’s right to receive the CIC Benefits shall cease immediately if Executive is re-employed by the Company or an affiliate of the Company or if Executive breaches any of the Restrictive Covenants. In all cases, the Company’s rights under Section 5 shall continue.

4.03.	Other Provisions Regarding Payments and Benefits

(a)	No Mitigation; No Offset

In the event of any termination of employment resulting in payments under this Section 4, Executive need not seek other employment and, except as expressly provided herein, there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration attributable to any subsequent employment that she may obtain.

(b)	Settlement and Release

The payments and benefits provided for hereunder shall be in full settlement and satisfaction of all of Executive’s claims and demands relating to or arising out of Executive’s employment with the Company or the termination thereof; provided, however, such settlement and release does not apply to (i) any rights or benefits as set forth in this Agreement and (ii) any rights to indemnification to which Executive is entitled under the Company’s Certificate of Incorporation, Bylaws, Kansas common or statutory law, or any other applicable indemnification agreements entered into between Executive and the Company. The Company’s obligation to provide such payments and benefits is expressly made subject to and conditioned upon Executive executing a Release within the Release Consideration Period and delivering it to the Company with the Release Revocation Period expired without revocation.

Notwithstanding anything in the Release and Section 4.01 or 4.02 to the contrary, to the extent Executive has not executed the Release within the Release Consideration Period and delivered it to the Company, or has revoked the executed Release within the Release Revocation Period, as determined at the end of such Release Revocation Period, Executive will forfeit any right to receive the payments and benefits specified in Section 4.01 or 4.02.

(c)	Nature of Payments

Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the parties and are not in the nature of a penalty.

(d)	Other Severance Arrangements

Subject to Section 2.05 and except as otherwise provided in this Section 4.03(d), Executive’s rights under Section 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of Executive pursuant to the terms of the Severance Agreement or any other Company separation plans or policies or any other similar arrangement of the Company providing benefits upon termination of employment. If the Executive is a Participant in, and is entitled to severance benefits under, the CIC Severance Plan, severance compensation and benefits payable under Section 4.01 or 4.02 of this Agreement, as applicable, will be reduced dollar for dollar (but not below zero) by severance compensation and benefits payable to Executive under the CIC Severance Plan, if any, it being the intent that the Executive receive the greatest of the severance compensation and benefits under the CIC Severance Plan or this Agreement.

5.	Enforcement and Equitable Remedies

Executive consents to jurisdiction and venue in the state and federal courts in and for Johnson County, Kansas, for all disputes arising under this Agreement; provided, however, that the Company may seek injunctive relief in any court of competent jurisdiction to enjoin any violation of Sections 3.02 through 3.07 (the “Restrictive Covenants”). Executive acknowledges that the Company would be irreparably injured by a violation of the Restrictive Covenants, and she agrees that the Company, in addition to any other remedies available to it for any breach or threatened breach, shall be entitled to a preliminary or permanent injunction, temporary restraining order, or other equitable relief, restraining Executive from any actual or threatened breach of the Restrictive Covenants. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that the bond need not be more than a nominal sum. THE COMPANY AND EXECUTIVE VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY AND CONSENT TO A BENCH TRIAL OF ALL DISPUTES ARISING UNDER THIS AGREEMENT.

If Executive materially breaches any of the Restrictive Covenants or if any of those provisions are held to be unenforceable against Executive, Executive shall return any compensation or benefits paid pursuant to Section 4. This remedy is a return of consideration and shall be in addition to any other remedies. During Executive’s employment with the Company, the Committee shall determine whether Executive has materially breached the Restrictive Covenants, and the Committee’s determination shall be final.

6.	Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

6.01.	Actual Incentive Payout

“Actual Incentive Payout” means, with respect to a Performance Period, the product of (1) the Performance Measure for the Performance Period and (2) Executive’s Targeted Compensation for the Performance Period.

6.02.	Affiliate

“Affiliate” means, with respect to any person, a person, other than a Subsidiary of such person, (i) controlling, controlled by, or under common control with such person and (ii) any other person with whom such person reports consolidated financial information for financial reporting purposes. “Control” for this purpose means direct or indirect possession by one person of voting or management rights of at least 20% with respect to another person.

6.03.	Base Salary

“Base Salary” shall have the meaning as defined in Section 2.01 of this Agreement.

6.04.	Board

“Board” shall mean the Board of Directors of Sprint.

6.05.	Capped Incentive Payout

“Capped Incentive Payout” means, with respect to a Performance Period under the Incentive Plan, the product of (1) the lesser of (a) 100% and (b) the Performance Measure for the Performance Period and (2) Executive’s Targeted Compensation for the Performance Period.

6.06.	Cause

Termination by the Company of Executive’s employment for “Cause” means termination upon

(i)	the willful and continued failure by Executive to substantially perform her duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed her duties, or

(ii)	the willful engaging by Executive in conduct that is a violation of the Company’s Principles of Business Conduct (or any successor code of conduct), or

(iii)	the willful act, or failure to act, by Executive that is injurious to the Company, or

(iv)	the willful violation by Executive of any of the Restrictive Covenants.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” (x) unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company, or (y) unless done, or omitted to be done, by Executive with reckless disregard for Executive’s duties. Failure to meet performance expectations, unless willful, continuing, and substantial, shall not be considered “Cause.”

6.07.	Change in Control

“Change in Control” means the occurrence of any of the following events:

(i)	the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder, including, without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Sprint that represent 30% or more of the combined voting power of Sprint’s then outstanding voting securities, other than

(A)	an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sprint or any person controlled by Sprint or by any employee benefit plan (or related trust) sponsored or maintained by Sprint or any person controlled by Sprint, or

(B)	an acquisition of voting securities by Sprint or a corporation owned, directly or indirectly, by the stockholders of Sprint in substantially the same proportions as their ownership of the stock of Sprint, or

(C)	an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)	a change in the composition of the Board that causes less than a majority of the directors of Sprint to be directors that meet one or more of the following descriptions:

(A)	a director who has been a director of Sprint for a continuous period of at least 24 months, or

(B)	a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of Sprint’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

(C)	who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii)	the consummation by Sprint (whether directly involving Sprint or indirectly involving Sprint through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sprint’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(A)

that results in Sprint’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sprint or the person that, as a result of the transaction, controls, directly or indirectly, Sprint or owns, directly or indirectly, all or substantially all of Sprint’s assets or otherwise succeeds to the business of Sprint (Sprint or such person, the “Successor

Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(C)	after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Sprint prior to the consummation of the transaction; or

(iv)	a liquidation or dissolution of Sprint.

For purposes of clarification, (x) a change in the voting power of Sprint voting securities based on the relative trading values of Sprint’s then outstanding securities as determined pursuant to Sprint’s Articles of Incorporation, or (y) an acquisition of Sprint securities by Sprint that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the Sprint voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of Sprint’s then outstanding voting securities, is not to be treated as an “acquisition” by any person or group for purposes of clause (i) above. For purposes of clause (i) above, Sprint makes the calculation of voting power as if the date of the acquisition were a record date for a vote of Sprint’s shareholders, and for purposes of clause (iii) above, Sprint makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of Sprint’s shareholders.

6.08.	CIC Benefits

“CIC Benefits” shall have the meaning as defined in Section 4.02 of this Agreement.

6.09.	CIC Good Reason

“CIC Good Reason” means the occurrence, within a CIC Protected Period, of any one or more of the following events or circumstances without Executive’s prior written consent unless one or more of the events or circumstances are corrected, in all material respects, in accordance with Section 1.04(c) of this Agreement:

(i)	a substantial adverse alteration in the nature or status of Executive’s duties from those in effect immediately before the Change in Control, any reduction in job grade or any substantial adverse alteration of Executive’s title from that in effect immediately before the Change in Control;

(ii)	a reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all officers of the Company and all officers of any person in control of the Company;

(iii)	the failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s current compensation within seven days of the date it is due, except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person in control of the Company;

(iv)	(A) the relocation of the Company’s principal executive offices to a location outside the metropolitan area in which such offices are located immediately before the Change in Control; or (B) the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with Executive’s present business travel obligations; or (C) the Company’s requiring Executive to travel to an extent substantially inconsistent with Executive’s business travel obligations as in effect immediately before the Change in Control;

(v)	a substantial and involuntary adverse alteration in the physical conditions under or in which Executive is expected to perform Executive’s duties, other than an alteration similarly affecting all officers of the Company and all officers of any person in control of the Company;

(vi)	the Company’s failure to continue in effect any compensation plan in which Executive participated immediately before the Change in Control and that is material to Executive’s total compensation, including but not limited to the Incentive Plan or any substitute plans adopted before the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or the Company’s failure to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other Senior Officers, as existed at the time of the Change in Control;

(vii)

the Company’s failure to continue to provide Executive with benefits substantially similar in the aggregate to those she enjoyed under any of the Company’s benefit plans in which Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; unless, in any of the foregoing events, an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such benefits;

(viii)	the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; or

(ix)	the Company’s attempt to terminate Executive’s employment without complying with the procedures set forth in Section 1.04; any such attempt shall not be effective.

6.10.	CIC Protected Period

“CIC Protected Period” means a period commencing on the date of a Change in Control and ending on the earlier to occur of (A) the two year anniversary of the date of the Change in Control or (B) the day before the End Date.

6.11.	CIC Severance Period

“CIC Severance Period” shall mean the period commencing on Executive’s Separation from Service and ending on the earlier to occur of (A) the date 24 months after Executive’s Separation from Service, or (B) the End Date.

6.12.	CIC Severance Plan

“CIC Severance Plan” means the Sprint Nextel Corporation Change in Control Severance Plan, as may be amended form time to time, or any successor plan, program, or arrangement thereto.

6.13.	CIC Termination Period Incentive Payout

“CIC Termination Period Incentive Payout” means an amount equal to the weighted average of (1) the Actual Incentive Payout for the Termination Performance Period and (2) Executive’s Targeted Compensation for the Termination Performance Period. The weights in the weighted average will be, for the amount in clause (1), the number of months in the Performance Period occurring before the date of Separation from Service, and, for clause (2), the number of months in the Performance Period occurring after the date of Separation from Service and before the end of the CIC Severance Period, in each case divided by the number of months in the Performance Period. In determining the number of months, the date of Separation from Service will be rounded to the nearest month, rounding to the beginning of the month if the date of Separation from Service falls on or before the 15th of the month and to the beginning of the following month if the date of Separation from Service falls after the 15th of the month.

6.14.	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

6.15.	Committee

“Committee” means the Human Capital and Compensation Committee of the Board.

6.16.	Competitive Employment

“Competitive Employment” means the performance of duties or responsibilities, or the supervision of individuals performing such duties or responsibilities, for a Competitor

(A)	that are of a similar nature or employ similar professional or technical skills (for example, executive, managerial, marketing, engineering, legal, etc.) to those employed by Executive in her performance of services for the Company at any time during the two years before the Termination Date, and

(B)	that relate to products or services that are competitive with any of the Company’s products or services with respect to which Executive performed services for the Company at any time during the two years before the Termination Date,

or

(ii)	in the performance of which, Proprietary Information to which Executive had access at any time during the two-year period before the Termination Date could be of substantial economic value to the Competitor.

6.17.	Competitor

Because of the highly competitive, evolving nature of the Company’s industry, the identities of companies in competition with the Company are likely to change over time. The following tests, while not exclusive indications of what employment may be competitive, are designed to assist the parties and any court in evaluating whether particular employment is prohibited under this Agreement.

“Competitor” means any one or more of the following:

(i)

any person doing business in the United States or any of its Divisions employing Executive if the person or its Division receives at least 15% of its gross operating revenues from providing communications services of any type (for example, voice, data, including Internet, and video), employing any transmission medium

(for example, wireline, wireless, or any other technology), over any distance (for example, local, long-distance, and distance insensitive services), using any protocol (for example, circuit-switched, or packet-based, such as Internet Protocol), or services or capabilities ancillary to such communications services (for example, network security services);

(ii)	any person doing business in the United States or any of its Divisions employing Executive if the person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company receives at least 3% of its gross operating revenues;

(iii)	any person doing business in the United States, or any of its Divisions employing Executive, operating for less than 5 years a line of business from which the Company derives at least 3% of its gross operating revenues, notwithstanding such person’s or Division’s lack of substantial revenues in such line of business; or

(iv)	any person doing business in the United States, or any of its Divisions employing Executive, if the person or its Division receives at least 15% of its gross operating revenue from a line of business in which the Company has operated for less than 5 years, notwithstanding the Company’s lack of substantial revenues in such line of business.

For purposes of the foregoing, gross operating revenues of the Company and such other person shall be those of the Company or such person, together with their Consolidated Affiliates, but those of any Division employing or proposing to employ Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company and such other person or Division at the time Executive accepts, or proposes to accept, employment with or to otherwise perform services for such person. If financial information is not publicly available or is inadequate for purposes of applying this definition, the burden shall be on Executive to demonstrate that such person is not a Competitor.

6.18.	Consolidated Affiliate

“Consolidated Affiliate” means, with respect to any person, all Affiliates and Subsidiaries of such person, if any, with whom the financial statements of such person are required, under generally accepted accounting principles, to be reported on a consolidated basis.

6.19.	Division

“Division” means any distinct group or unit organized as a segment or portion of a person that is devoted to the productions, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

6.20.	Employment Term

“Employment Term” shall have the meaning as defined in Section 1.03 of this Agreement.

6.21.	End Date

“End Date” shall have the meaning as defined in Section 1.03 of this Agreement.

6.22.	Final Targeted Compensation

“Final Targeted Compensation” means the Targeted Compensation of Executive for the Termination Performance Period.

6.23.	Incentive Plan

“Incentive Plan” means the Company’s short-term incentive plan under Section 8 of the Company’s 2007 Omnibus Incentive Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

6.24.	Non-CIC Benefits

“Non-CIC Benefits” shall have the meaning as defined in Section 4.01 of this Agreement.

6.25.	Non-CIC Good Reason

“Non-CIC Good Reason” means the occurrence of any one or more of the following events or circumstances without Executive’s prior written consent unless one or more of the events or circumstances are corrected, in all material respects, in accordance with Section 1.04(d) of this Agreement:

(i)	unless the Company first offers to Executive a position having an equal or greater grade rating, reassignment of Executive from her then current position with the Company to a position having a lower grade rating, in each case under the Company’s methodology of rating employment positions for its employees generally;

(ii)	a reduction within any 24-month period (other than an across-the-board reduction similarly affecting all Senior Officers) of Executive’s Targeted Total Compensation to an amount that is less than 90% of Executive’s highest Targeted Total Compensation during the 24-month period; or

(iii)	the Company’s requiring that Executive be based anywhere other than the Kansas City metropolitan area.

6.26.	Non-CIC Severance Period

“Non-CIC Severance Period” shall mean the period commencing on Executive’s Separation from Service and ending on the earlier to occur of (A) the date 18 months after Executive’s Separation from Service, or (B) the End Date.

6.27.	Non-CIC Termination Period Incentive Payout

“Non-CIC Termination Period Incentive Payout” means an amount equal to the weighted average of (1) the Actual Incentive Payout for the Termination Performance Period and (2) the Capped Incentive Payout for the Termination Performance Period. The weights in the weighted average will be for me amount in clause (1), the number of months in the Performance Period occurring before the date of Separation from Service, and, for clause (2), the number of months in the Performance Period occurring after the date of Separation from Service and before the end of the Non-CIC Severance Period, in each case divided by the number of months in the Performance Period. In determining the number of months, the date of Separation from Service will be rounded to the nearest month, rounding to the beginning of the month if the date of Separation from Service falls on or before the 15th of the month and to the beginning of the following month if the date of Separation from Service falls after the 15th of the month.

6.28.	Non-Compete Period

“Non-Compete Period” means the 18-month period beginning on the Termination Date. If Executive breaches or violates any of the covenants or provisions of this Agreement, the running of the Non-Compete Period shall be extended for an additional period equal to the period the breach or violation continues.

6.29.	Participant

“Participant” shall have the meaning set forth in the CIC Severance Plan.

6.30.	Performance Measure

“Performance Measure” means, with respect to any Performance Period, a measure, expressed as a percentage, of the extent to which the performance goals were achieved, as determined by the Committee, during the Performance Period.

6.31.	Performance Period

“Performance Period” means a period of time under the Incentive Plan for which the Committee establishes performance goals for the Company’s business units and authorizes payment of incentive compensation based on a measure of the extent to which those goals were achieved during the period.

6.32.	Post I Termination Performance Period

“Post I Termination Performance Period” means the Performance Period immediately following the Termination Performance Period.

6.33.	Post II Termination Performance Period

“Post II Termination Performance Period” means the Performance Period immediately following the Post I Termination Performance Period.

6.34.	Proceeding

“Proceeding” shall have the meaning as defined in Section 3.08 of this Agreement.

6.35.	Proprietary Information

“Proprietary Information” means trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, or process) and other confidential and proprietary information concerning the products, processes, or services of the Company or the Company’s affiliates, including but not limited to: computer programs, unpatented or unpatentable inventions, discoveries or improvements; marketing, manufacturing, organizational, or research and development results and plans; business and strategic plans; sales forecasts and plans; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers, acquisitions or other transactions which information: (i) has not been made known generally to the public, and (ii) is useful or of value to the current or anticipated business, or research or development activities of the Company or of any customer or supplier of the Company, or (iii) has been identified to Executive as confidential by the Company, either orally or in writing.

6.36.	Release

“Release” means a release of claims in a form provided to Executive by the Company in connection with the payment of benefits under this Agreement.

6.37.	Release Consideration and Revocation Period

“Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

6.38.	Release Consideration Period

“Release Consideration Period” means the 45-day period pursuant to the terms of a Release afforded Executive to consider whether to sign it.

6.39.	Release Revocation Period

“Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by Executive.

6.40.	Restrictive Covenants

“Restrictive Covenants” means those covenants applicable to Executive set forth in Section 3.02 through 3.07 of this Agreement.

6.41.	Senior Officer

“Senior Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (or any successor statute or statutes thereto), and the rules and regulations promulgated thereunder.

6.42.	Separation from Service

“Separation from Service” means “separation from service” from the Company as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which Employee’s level of services to the Company decreases to 21 percent or less of the average level of services performed by Employee over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that Employee provided prior to such date or that the Company and Employee reasonably anticipate Employee may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether Employee has had a Separation from Service, the term “Company” shall mean Sprint and any affiliate with which Sprint would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Employer” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

6.43.	Severance Agreement

“Severance Agreement” shall have the meaning as defined in the fourth recital to this Agreement.

6.44.	Severance Date

“Severance Date” means the day on which Employee’s Separation from Service occurs.

6.43.	Specified Employee

“Specified Employee” shall mean an Employee who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

6.45.	Subsidiary

“Subsidiary” means, with respect to any person (the “Controlling Person”), all other persons (the “Controlled Persons”) in whom the Controlling Person, alone or in combination with one or more of its Subsidiaries, owns or controls more than 50% of the management or voting rights, together with all Subsidiaries of such Controlled Persons.

6.46.	Targeted Compensation

“Targeted Compensation” means the amount established by the Committee that would be the payout under the Incentive Plan, if the Performance Measure for the Performance Period were 100%.

6.47.	Targeted Total Compensation

“Targeted Total Compensation” means, as of any time, the sum of Executive’s (1) Base Salary, (2) Targeted Compensation, and (3) targeted value of her annual stock option award, annual restricted stock or restricted stock unit award (ignoring the value of the options, restricted stock or restricted stock units granted before the Effective Date) as adopted by the Committee.

6.48.	Termination Date

“Termination Date” means (i) in the case of a termination of Executive’s employment by reason of Executive’s death, Executive’s date of death, (ii) in the case of a termination of Executive’s employment by reason of a Non-CIC Good Reason, the date which is thirty (30) days after the notice of termination is given, and (iii) in all other cases, the date of any notice of termination or the date, if any, on which the notice declares itself to be effective (but in no event later than the 60th day after the date on which such notice is given).

6.49.	Termination Performance Period

“Termination Performance Period” means the Performance Period in which Executive’s Separation from Service occurs.

6.50.	Total Disability

“Total Disability” shall have the same meaning as in Sprint’s Long-Term Disability Plan, as amended from time to time or any successor plan.

7.	Assignability, Binding Nature

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that they may be assigned or transferred to any subsidiary of Sprint or pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, but only if the assignee or transferee becomes the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will take whatever action it legally can in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder.

No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to compensation and benefits, which may be transferred only in connection with Executive’s estate planning objectives or by will or operation of law. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s legal guardian or to her devisee, legatee or other designee, as the case may be, or if there is no such designee, to Executive’s estate.

8.	Compliance with Section 409A of the Code.

With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on her under or as a result of Section 409A of the Code in connection with the Agreement.

9.	Amendment

This Agreement may be amended, modified, or canceled only by mutual agreement of the parties in writing.

10.	Applicable Law

The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Kansas, without regard to the conflict of law provisions of any state.

11.	Tax Withholding

All payments made pursuant to this Agreement shall be subject to applicable federal, state and local income and other withholding taxes, and to other applicable withholdings or deductions elected by Executive or otherwise required by law or judicial process.

12.	Severability

The parties intend the various provisions of this Agreement to be severable and to constitute independent and distinct binding obligations. If any provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced, in whole or in part, it shall not affect or impair the validity of any other provision or part of this Agreement, and the provision or part shall be deemed modified to the minimum extent required to permit enforcement. Upon such a determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court or arbitrator, as applicable, shall have the authority to so modify the provision or term. If the provision or term is not modified by the court or arbitrator, the parties must negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions of this Agreement are preserved to the greatest extent possible.

13.	Waiver of Breach

No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by the other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party to take any action by reason of such breach will not deprive the party of the right to take action at any time while the breach continues.

14.	Notices

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below or at such other addresses as shall be specified by the parties by like notice:

If to Executive:	If to the Company:

Kathryn A. Walker	Sprint Nextel Corporation
10771 Cedar Niles Circle	Attn: Corporate Secretary
Olathe, KS 660661	6200 Sprint Parkway
Overland Park, KS 66251

with copy to:

Sprint Corporation
Attn: General Counsel
6200 Sprint Parkway
Overland Park, KS 66251

or to the latest address furnished by Executive to the Company for purposes of general communications.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, but any notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail, but in no event will any such communications be deemed to be given later than the date they are actually received.

15.	Survivorship

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive the expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. In particular, without limiting the generality of the preceding sentence, any obligation of the Company to make payments or provide services under Section 4 shall continue beyond the end of the Employment Term and the obligations and covenants of Executive set forth in Section 3, and the rights and remedies of the Company with respect thereto, shall continue beyond the Employment Term to the extent contemplated therein.

16.	Entire Agreement

Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter specifically addressed herein and, except for the terms and provisions of any other employee benefit or other compensation plan (or any agreements or awards thereunder) referred to herein or contemplated hereby, this Agreement supersedes

(i)	all prior and contemporaneous oral agreements, if any, between the parties relating to the subject matter specifically addressed herein; and

(ii)	subject to Section 2.05, the Severance Agreement.

17.	Headings

The headings in this Agreement are for convenience of reference only and will not affect the construction of any of its provisions.

18.	Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SPRINT NEXTEL CORPORATION

By:	/s/ Sandra J. Price

/s/ Kathryn A. Walker
Kathryn A. Walker, “Executive”

Exhibit A

Boards of Directors of For-Profit Businesses

NONE